Exhibit 99.1

CONTACT:
Richard Bagge
Interim Chief Financial Officer
 (857-415-5020)
InvestorRelations@getcosi.com

Così, Inc. Reports 2014 Fourth Quarter and Full Year Results

Boston, MA – March 26, 2015 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the fourth quarter ended December 29, 2014 of $(4,537,000), or $(0.18) per basic and diluted common share, compared with a net loss of $(4,113,000), or $(0.23) per basic and diluted common share in the fourth quarter of 2013.

Così’s total revenues for the 2014 fourth quarter decreased 2.2% to $19,503,000 from $19,946,000 in the 2013 fourth quarter.

System-wide comparable restaurant sales for the fourth quarter as measured for restaurants in operation for more than 15 months recorded an aggregate 3.9% increase compared to the fourth quarter of 2013.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended December 29, 2014
Company-owned	4.2%
Franchise-operated	3.5%
Total System	3.9%

For the fiscal year ended December 29, 2014 the net loss was $(16,625,000) or $(0.82) per basic and diluted common share, compared to fiscal 2013, when the net loss was $(11,444,000), or $(0.64) per basic and diluted common share.

Così’s total revenues for fiscal 2014 decreased 9.9% to $77,758,000 from $86,327,000 in fiscal 2013. Company-owned net restaurant sales declined 10.1% in fiscal 2014 to $74,905,000, compared to $83,338,000 in fiscal 2013.

System-wide comparable restaurant sales for fiscal 2014 as measured for restaurants in operation for more than 15 months recorded an aggregate 3.5% decline when compared to fiscal 2013.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 52weeks ended December 29, 2014
Company-owned	(4.7%)
Franchise-operated	(1.7%)
Total System	(3.5%)

 “We are fortunate to benefit from a combination of a positive business environment for fast casual along with strong consumer reaction to the work we are doing” stated RJ Dourney, Cosi, Inc’s President and CEO.  Dourney went on to say “I am pleased with the fourth quarter 2014 results and remain confident in our plan for 2015 and beyond”.

 2014 Fourth Quarter Financial Performance Review
Company-owned restaurant net sales decreased by 3.3% in the fourth quarter to $18,596,000, compared to $19,226,000 in the previous year’s quarter due to a sales decline of $1,910,000 from restaurants closed subsequent to the fourth quarter of 2013 which was offset by a 4.2% increase in comparable restaurant net sales.  Additionally, roughly $637,000 of sales came from 1 new location and 3 locations transferred from Franchisees.

Fiscal 2014 Financial Performance Review
Restaurant net sales decreased by approximately $8.4 million, or 10.1%, during fiscal 2014, as compared to fiscal 2013, due to a $7.9 million decrease in net sales related to closing 10 Company-owned restaurants during fiscal 2014 and approximately $3.5 million, or 4.7%, decrease in net sales in our comparable restaurant base, partially offset by $3.0 million in sales from the conversion of 3 franchised restaurants to Company owned and 1 new restaurant opening. The decrease in comparable net sales was comprised of 5.1% decrease in traffic, partially offset by 0.4% increase in average check.

Così reported that as of December 29, 2014 it had cash balances of $21,560,000

As previously announced, the Company expects to host an investor teleconference webcast at 5:00 p.m. Eastern Time on March 26, 2015 to discuss the Company’s results for the fourth quarter 2014.  The webcast will be broadcast live and available for replay for a limited time thereafter at:

Audio
Dial-In Number:  877 474 9503
Secondary Dial-In Number:  857 244 7556
Participant Code:  77005019
Note:  Participants should dial in a few minutes prior to the start time

Webcast
Website link:  http://investors.getcosi.com
Note:  Live, then archived for one year

Replay
Dial-In Number:  888-286-8010
Secondary Dial-In Number:  617-801-6888
Participant Code:  51951306
Note:  Available from March 26, 2015 (at 9:00 PM ET) until April 2, 2015 (at 11:59 PM ET)

About Così, Inc.
Così® (http://www.getcosi.com) is an upscale national fast casual restaurant company.  At the heart of every restaurant is a hearth where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites.  Così® was founded on the idea that good for you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 63 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

“COSÌ,” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of December 29, 2014 and December 30, 2013
 (dollars in thousands)

Assets	December 29, 2014	December 30, 2013
Current assets:
Cash and cash equivalents	$21,560	$6,021
Accounts receivable, net	581	594
Notes receivable, current portion	551	551
Inventories	825	779
Prepaid expenses and other current assets	1,279	1,348
Total Current Assets	24,796	9,293

Furniture and fixtures, equipment and leasehold improvements, net	7,308	8,195
Notes receivable, net of current portion	-	-
Other assets	1,327	1,115
Total Assets	33,431	18,603

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$1,519	$2,462
Accrued liabilities	9,336	9,088
Deferred franchise revenue	18	18
Current portion of long-term liabilities	177	196
Total current liabilities	11,050	11,764

Long-term debt, net	6,623	-
Deferred franchise revenue	1,724	1,931
Other liabilities, net of current portion	1,663	2,189
Total Liabilities	21,060	15,884

Stockholder's equity:
Common stock - $0.01 par value, 100,000,000 shares authorized,	383	181
38,410,196 and 18,106,979 shares issued, respectively
Additional paid-in capital	323,256	297,181
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(310,070)	(293,445)
Total stockholder's equity	12,371	2,719
Total liabilities and stockholder's equity	33,431	18,603

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Three and Twelve Month Periods Ended December 29, 2014 and December 30, 2013
(dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues:
Restaurant net sales	$18,596	$19,226	$74,905	$83,338
Franchise fees and royalties	907	720	2,853	2,989
Total revenues	19,503	19,946	77,758	86,327

Costs and expenses:
Cost of food and beverage	5,454	4,836	20,078	20,736
Restaurant labor and related benefits	7,406	7,899	29,046	32,379
Occupancy and other restaurant operating expenses	6,825	7,071	27,720	28,971
	19,685	19,806	76,844	82,086
General and administrative expenses	3,194	3,283	12,359	11,746
Depreciation and amortization	581	630	2,394	2,724
Restaurant pre-opening expenses	15	-	15	29
Provision for losses on asset impairments
and disposals	105	423	346	1,122
Closed store costs	(24)	56	172	124
Lease termination expense (income), net	150	(56)	1,468	57
Gain on sale of assets	-	(34)	(50)	(34)
Total costs and expenses	23,706	24,108	93,548	97,854
Operating loss	(4,203)	(4,162)	(15,790)	(11,527)
Other income (expense):
Interest expense	(178)	-	(471)	-
Debt issuance amortization	(164)		(446)	-
Other income	8	49	82	83
Total other income	(334)	49	(835)	83

Net loss and comprehensive loss	$(4,537)	$(4,113)	$(16,625)	$(11,444)
Per Share Data:
Loss per share, basic and diluted	$(0.18)	$(0.23)	$(0.82)	$(0.64)

Weighted average common shares outstanding	24,828,125	18,012,465	20,271,585	17,993,858

The accompanying notes are an integral part of these consolidated financial statements.

	Three Months Ended			Twelve Months Ended
	December 29, 2014	December 30, 2013		December 29, 2014	December 30, 2013

Revenues:
Restaurant net sales	95.3%	96.4%		96.3%	96.5%
Franchise fees and royalties	4.7%	3.6		3.7%	3.5%
Total revenue	100.0%	100.0		100.0%	100.0%
Cost and expenses:
Cost of food and beverage (1)	29.3%	25.2		26.8%	24.9%
Restaurant labor and related benefits (1)	39.8%	41.1		38.8%	38.9%
Occupancy and other restaurant operating expenses (1)	36.7%	36.7		37.0%	34.8%
	105.9%	103.0		102.6%	98.5%
General and administrative expenses	16.4%	16.5		15.9%	13.6%
Depreciation and amortization	3.0%	3.2		3.1%	3.2%
Restaurant pre-opening expenses	0.1%	-		0.0%	0.0%
Provision for losses on asset impairments and disposals	0.5%	2.1		0.4%	1.3%
Closed stores costs	-0.1%	0.3		0.2%	0.1%
Lease termination expense and closed store costs	0.8%	(0.3)		1.9%	0.1%
Gain on sales of assets	0.0%	(0.2)		-0.1%	0.0%
Total costs and expenses	121.5%	120.8		120.3%	113.4%
Operating loss	-21.5%	(20.8)		-20.3%	-13.4%
Interest expense	0.9%	-		-0.6%	0.0%
Debt issuance expense	-0.8%	-		-0.6%	0.0%
Other income	0.0%	0.2		0.1%	0.1%
Net loss and comprehensive loss	-23.3%	(20.6	) %	-21.4%	-13.3%

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

	For the Twelve Months Ended
	December 29, 2014			December 30, 2013
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total

Restaurants at beginning of period	70	52	122	75	50	125
New restaurants opened	1	2	3	-	4	4
Franchise-owned converted to Company-owned	3	3	-	-	-	-
Company-owned converted to Frachised-owned	-	-	-	1	1	-
Restaurants permanently closed	10	4	14	4	3	7
Restaurants at end of period	64	47	111	70	52	122